Exhibit  10.4


                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into on this 6th day of July, 2000 (the "Effective Date"), by and between RCI INTERNET HOLDINGS, INC., a Texas corporation (the "Owner") and NATIONAL TELEMEDIA CORPORATION, a California corporation (the "Manager").

                              W I T N E S S E T H :

     WHEREAS, the Owner, Rick's Cabaret International, Inc. ("Rick's") and Voice Media, Inc., an affiliate of the Manager, entered into an Asset Purchase Agreement (the "Purchase Agreement") of even date herewith pursuant to which the Owner acquired certain tangible and intangible assets of Voice Media, Inc., including but not limited to, the Internet website known as XXXPassword.com (the "Site"); and

     WHEREAS, the Owner, pursuant to the Purchase Agreement, now owns the Site; and

     WHEREAS, the Owner desires to retain the services of the Manager to act as its exclusive agent in the construction, management, operation, maintenance, marketing and distribution of the Site; and

     WHEREAS, the Manager and its related entities desire and have agreed to provide advertising and marketing services for the Site, including the use of its webmaster affiliate programs; and

     WHEREAS, the Manager desires to provide such non-exclusive management and marketing services for the Owner; and

     WHEREAS, the Owner and the Manager have agreed upon the terms and conditions upon which the Manager shall manage and operate the Site, as set forth below.

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree as follows:

     1. APPOINTMENT AND ACCEPTANCE. The Owner hereby appoints the Manager, and the Manager hereby accepts appointment, on the terms and conditions hereinafter provided, as the Owner's exclusive managing agent for the construction, management, operation, maintenance, marketing and distribution of the Site.

     2. OBLIGATIONS OF MANAGER. The Manager shall render the following services and shall perform the following duties for the Owner in a faithful, diligent and efficient manner:

     (a) IN GENERAL. The Manager shall be solely and exclusively responsible for all management, operational, marketing, maintenance and distribution activities with respect to the Site, including, but not limited to, such activities as are more specifically described below. The Manager shall use its best efforts at all times during the term of this Agreement to operate and maintain the Site according to the highest standards achievable consistent with the overall plan of the Owner. The Manager shall comply with the rules, policies and procedures promulgated for the Site by the Owner from time to time following Manager's receipt of written notice of such rules, policies and procedures. The Manager shall be expected, for the account and at the expense of the Owner, to perform such other acts and deeds as are reasonable, necessary and proper in the discharge of its duties under this Agreement.

     (b) CONSTRUCTION. The Manager shall cause the Site to be constructed to such specifications as the Owner shall direct, including the engagement of programmers and contractors, for the account of the Owner, as shall be required to accomplish the construction of the Site.

     (c) ADVERTISING AND MARKETING. The Manager and its affiliates, including Voice Media, Inc., shall advertise, market, distribute and promote the Site with the goal of causing public knowledge, awareness and use of the Site, including the marketing and distribution of the Site through the use of the webmaster affiliate programs of the Manager and the affiliates of the Manager, including Voice Media, Inc.

     (d) MANAGEMENT. The Manager shall manage, operate, market, and maintain the Site, including, but not limited to, arranging for and supervising any and all improvements to the Site which are determined by the Owner, including but not limited to:

          (i) To make or cause to be made in the name of Owner such ordinary repairs or alterations to the Site as may be necessary;

          (ii) To make or cause to be made in the name of Owner such modifications, improvements or expansions of the Site as may be necessary or helpful, including technical support and customer support;

          (iii)To request, demand, collect, receive and give receipts for any and all charges which become due from users of the Site, including payment processing and reporting, as well as providing technical support, customer support and online reporting capability and capacity. All sums of money collected by the Manager from users of the Site or from the operation of the Site shall be deposited by the Manager in a bank account to be designated by the Owner and opened in the name of the Owner upon which both the Owner and the Manager shall be signatories on the account, either one acting alone. Manager shall maintain possession of the checkbook for the bank account;


                      MANAGEMENT  AGREEMENT  -  PAGE  2

          (iv) The Manager shall maintain a comprehensive system of records, books and accounts, with respect to the activities and operation of the Site. All records shall be subject to examination by the Owner, or its authorized agents, attorneys and accountants as set forth in Section 7 hereof. No later than the twentieth (20th) day of each month, with respect to the preceding month, the Manager shall render a statement of receipts and disbursements, a schedule of accounts receivable and payable, together with a reconciled bank statement as of the last day of the month; and

          (v) To the extent Manager is lawfully able to do so, Manager shall take such action as may be necessary to comply promptly with any and all laws, ordinances, orders or other requirements of any federal, state, county or municipal authority having jurisdiction of the Site and affecting the Site.

     3. EXPENDITURES. Except as provided in Section 2 of this Agreement, the Manager shall make no expenditure for the account of the Owner without the prior written approval of the Owner.

     4. PAYMENT OF RECEIPTS TO OWNER. No later than the 20th day of each month the Manager, in addition to rendering a statement of receipts and disbursements with respect to the collection of charges and fees from the Site, shall pay to the Owner and the Manager the Free Net Cash Flow (as defined below) of all Internet commerce generated by the Site during the preceding month in accordance with this Section 4. For purposes of this Agreement, the term "Free Net Cash Flow" shall be defined as cash proceeds less variable costs, overhead costs and payment of income taxes due. Cash Proceeds shall be the aggregate amount of all cash received from, without limitation, cash sales, credit or charge card sales, sales on open account or any combination of the same and other such sources less refunds and customer credits. Variable Costs shall be the aggregate amount of all charges or reduction of proceeds by the credit card processor/merchant bank and the cost paid to webmasters as a commission for traffic sent to the website. Without limitation, such processor/merchant bank costs shall include discounts, fees, chargebacks, fines and all other such costs. In the event that the third party processor/merchant bank shall require a reserve fund, for the purposes of this Agreement, said fund shall be considered a Variable Cost. To the extent reserve funds are recovered from the credit card processor/merchant bank and available for distribution, then such amount shall be deemed Cash Proceeds available for distribution. Overhead Costs shall be the aggregate amount of all charges for third party content licensing fees, bandwidth charges and the Management Fee as contemplated by Section 7 hereof. The parties hereto acknowledge that to the extent the specific identification of third party content costs is impractical, they agree to the allocation of the actual costs based on the percentage of Password sales to the combined sales of all websites of Seller benefiting from such third party content.


                      MANAGEMENT  AGREEMENT  -  PAGE  3

     With respect to the payment of income taxes due, the parties agree to retain a reserve in an amount of the Cash Proceeds equal to 35%. In the event the federal tax liability for the corresponding fiscal year is determined to be less than the amount held in reserve, then such amount shall become available for distribution to the Seller and RCI.

     Further, Seller agrees that to the extent there are any shortfalls to the Free Net Cash Flow in any given month that the Seller will pay such shortfall amount, in an amount not to exceed $50,000, and be reimbursed prior to any further distribution from the Free Net Cash Flow.

     Upon completion of the monthly accounting, 50% of the Free Net Cash Flow shall be distributed to Voice Media, Inc. as payment for its Earn Out Amount in accordance with Section 3.1(ii) of the Purchase Agreement and 50% shall be distributed to RCI. Said distribution shall normally be made prior to the end of the month in which the accounting is completed, provided however that the parties hereto, utilizing good business judgment, may determine to delay the total amount of the distribution for such month until some later date.

     5. AGENCY RELATIONSHIP. Everything done by the Manager under the provisions of this Agreement shall be done as agent of the Owner, and all obligations or expenses incurred thereunder shall be for the account, on behalf, and at the expense of the Owner. Any payments to be made by the Manager hereunder shall be made out of such sums as are made available to the Manager by the Owner or from the bank account referred to in Section 2(d)(iii), and, except as set forth in Section 4 above, it is agreed that the Manager shall not be obligated to expend its own funds for any payments which the Manager is authorized to make hereunder.

     6. TERM OF AGREEMENT. This Agreement shall effective for a period of one year from the Effective Date (the "Term") and shall be renewable for successive additional one year terms, unless terminated in writing by either party thirty (30) days prior to the end of the respected year. Notwithstanding the foregoing, this Agreement shall be subject to cancellation by either the Manager or the Owner in the event of a material breach by the other party, which breach is not cured within thirty (30) days of the party seeking to cancel the Agreement providing written notice of such material breach to the other party and such other party failing to cure the breach within said period. The written notice shall provide specific details of the breach which resulted in the sending of the written notice of cancellation.

     7. COMPENSATION OF MANAGER. The Manager shall be entitled to receive as compensation for its management services of the Site pursuant to this Agreement a fixed fee in the amount of $22,500 per month, which management fee includes all costs of managing and operating the Site except as otherwise stated in this Agreement or the Purchase Agreement (the "Management Fee"). The Manager and Owner agree that if the expenses included in the Management Fee increase or decrease they will review and adjust the Management Fee in good faith, but in no event less frequently than once a year. The Manager shall be entitled to pay such fees to itself from the funds on deposit in the account referred to in
Section  2(d)(iii)  hereof.


                      MANAGEMENT  AGREEMENT  -  PAGE  4

     At Owner's election and cost, Owner shall have the right to inspect and audit the books and records of the Manager as they relate to the Site. Manager agrees to make such books and records available to Owner at the Manager's place of business or such other reasonable location during normal business hours. In the event a determination is made that there has been a misstatement of reported net cash receipts equal to or greater than 10%, the Manager shall reimburse Owner for such cost of audit and such cost shall not be considered or included in the operating expenses of the Site. Owner agrees to provide at least three days notice before conducting such audit. For purposes of ascertaining the amount payable under this Paragraph 7, if any, Manager and the Owner shall keep, for a period of not less than three (3) years immediately following the close of each fiscal year, all pertinent original records, accounts and daily receipts from all sales and other transactions conducted with respect to the Site during such three (3) year period. Any portion of the books and records of Manager that have been audited pursuant to this Section shall not be audited again, unless required or necessary to comply with any securities or other regulatory requirements. Such audit shall be deemed conclusive once disputes, if any, with respect to such portions of the books and records have been resolved.

     8.   INDEMNIFICATION.

          (a) The Manager shall indemnify, defend and hold harmless the Owner from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and attorney's fees), damages and causes of action, of any nature whatsoever which arise out of or are incidental to the management of the Site by the Manager and which are based on or attributable to the Manager's (i) negligence, fraud, deceptive practices, deceit or willful misconduct, or (ii) breach of any provision of this Agreement or any fiduciary duty. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Owner shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

          (b) The Owner shall indemnify, defend and hold harmless the Manager from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and attorney's fees), damages and causes of action, of any nature whatsoever which arise out of or are incidental to the management of the Site by the Owner and which are based on or attributable to the Owner's (i) negligence, fraud, deceptive practices, deceit or willful misconduct, or (ii) breach of any provision of this Agreement or any fiduciary duty. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which the Manager shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

     9. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall inure to the benefit of and constitute a binding obligation upon the contracting parties and their respective successors, assigns and legal representatives, but this Agreement and the rights and obligations may not be assigned or delegated without the prior written consent of the parties hereto and any permitted assignee hereunder must agree to assume and discharge the duties and obligations of his assignor hereunder.



                      MANAGEMENT  AGREEMENT  -  PAGE  5

     10. SOLE AGREEMENT; AMENDMENT. This Agreement contains all of the oral and written agreements and all of the representations and arrangements between the parties hereto, and any rights which the parties may have had under any previous contracts or oral arrangements are hereby cancelled and terminated, and no representations or warranties are made or implied other than those expressly set forth herein. This Agreement may only be modified by the written agreement signed by or on behalf of all of the parties hereto.

     11. TIME. Time shall be deemed to be of the essence of this Agreement whenever time limits are imposed herein for the performance of any obligations by any of the parties hereto, or whenever the accrual of any rights to either of the parties hereto depends on the passage of time.

     12. REMEDIES CUMULATIVE. The rights, options, elections and remedies of any of the parties contained in this Agreement shall be cumulative; and no one of them shall be construed as excluding any other or any right, priority or remedy provided by this Agreement or law.

     13. NO WAIVER. None of the terms, conditions, covenants, or provisions of this Agreement can be waived by either party except by appropriate written instruments. The waiver by either party of any breach of any term, condition, covenant or provision herein contained shall not be deemed a waiver of the same of any other term, condition, covenant or provision herein contained, or of any subsequent breach of the same or any other term, condition, covenant or provision herein contained.

     14. GOVERNING LAW; VENUE. This Agreement shall be governed by, and its provisions construed to be in compliance with, the laws of the State of Texas. The parties agree that venue for purposes of construing or enforcing this Agreement shall be proper in Harris County, Texas, if a claim is brought by the Manager against the Owner and is proper in Los Angeles, California, if a claim is brought by the Owner against the Manager.

     15. NOTICES. All notices and other communications provided for herein shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery:


          a.    If to the Manager, addressed to:

                National  Telemedia  Corporation
                Attn:  Guy  Mizrachi
                5000  North  Parkway  Calabasas,  Ste.  205
                Calabasas,  California  91302
                Fax:  (818)  591-3434


                      MANAGEMENT  AGREEMENT  -  PAGE  6

               With  a  copy  to:

               Howard  Rosoff
               Rosoff,  Schiffres  &  Barta
               Suite  1450
               11755  Wilshire  Blvd.
               Los  Angeles,  California  90025
               Fax:  (310)  478-1439

          b.   If  to  the  Owner,  addressed  to:

               RCI  Internet  Holdings,  Inc.
               Attn:  Eric  Langan,  President
               505  North  Belt,  Suite  630
               Houston,  Texas  77060

                With  a  copy  to:

               Robert  D.  Axelrod
               Axelrod,  Smith  &  Kirshbaum
               5300  Memorial  Drive,  Ste.  700
               Houston,  Texas  77007

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

     16. INVALIDITY OF PROVISIONS. The invalidity or an enforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

     17.     MISCELLANEOUS.

          (a) Any words used herein in the singular shall be deemed to include the plural, any words used herein in the plural shall be deemed to include the singular, as the context requires. Pronouns used herein, whether masculine, feminine or neuter, shall be interpreted as the context requires.

          (b) This Agreement shall not be construed to have created any rights or benefits for, or be deemed to inure to the benefit of, any person or entity not a party hereto. Further, this Agreement shall not be deemed to have made the Owner and the Manager partners for any purposes. The rights and powers of the Manager hereunder are to be strictly construed and limited to the specific matters hereinabove set forth.


                      MANAGEMENT  AGREEMENT  -  PAGE  7

          (c) This Agreement may be executed in multiple counterparts on the day and date first hereinabove written, and each executed counterpart hereof shall be deemed to be an original for all purposes.


               [[[[SIGNATURES  ON  FOLLOWING  PAGE]]]]


                      MANAGEMENT  AGREEMENT  -  PAGE  8

     IN WITNESS WHEREOF, the parties hereto have executed this Management Agreement effective as of the date first above written.

                                         OWNER:

                                         RCI  INTERNET  HOLDINGS,  INC.


                                         By:  /s/  Eric  Langan
                                         Name:  Eric  Langan
                                         Title:  President



                                         MANAGER:

                                         NATIONAL  TELEMEDIA  CORPORATION


                                         By:  /s/  Paul  Lesser
                                         Name:  Paul  Lesser
                                         Title:  President


                      MANAGEMENT  AGREEMENT  -  PAGE  9